Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 4, 2023)	Registration No. 333-266435

FaZe Holdings Inc.

Up to 5,923,333 Shares of Common Stock (for issuance)

Up to 46,980,651 Shares of Common Stock (for resale)

Up to 173,333 Warrants to Purchase Shares of Common Stock (for resale)

This prospectus supplement relates to the prospectus, dated May 4, 2023 (as amended and supplemented, the “Prospectus”), related to the issuance by us of up to 5,923,333 shares of common stock, par value $0.0001 (“Common Stock”), of FaZe Holdings Inc., a Delaware corporation ( “FaZe”), consisting of (i) shares of Common Stock issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus) that were issued upon the separation of the Private Placement Units (as defined in the Prospectus) that were issued in a private placement simultaneous with the IPO (as defined in the Prospectus) and (ii) shares of Common Stock issuable upon the exercise of the Public Warrants (as defined in the Prospectus) that were issued to stockholders as part of the units issued in the IPO. The Prospectus also relates to the resale by certain Selling Holders (as defined in the Prospectus) of: (1) up to 46,980,651 shares of Common Stock, consisting of (i) 24,886,691 shares of Common Stock issued to pre-Business Combination (as defined in the Prospectus) securityholders of Legacy FaZe (as defined in the Prospectus) in connection with the Business Combination, (ii) 520,000 shares of Common Stock issued upon the separation of the Private Placement Units that were issued in a private placement simultaneous with the IPO, (iii) 8,571,060 shares of Common Stock issued in the PIPE Investment (as defined in the Prospectus), (iv) 4,312,500 shares of Common Stock converted from the Founder Shares (as defined in the Prospectus), (v) 8,517,067 shares of Common Stock issuable upon the exercise of those Legacy FaZe Options (as defined in the Prospectus) that converted into FaZe stock options in connection with the Business Combination and (vi) 173,333 shares of Common Stock that may be issued upon exercise of the 173,333 Private Placement Warrants; and (2) up to 173,333 Private Placement Warrants.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FAZE” and “FAZEW,” respectively. On May 16, 2023, the closing price of our Common Stock on Nasdaq was $0.57 per share and the closing price of our Warrants on Nasdaq was $0.02 per Warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 17, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2023

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 N. Cahuenga Blvd. Los Angeles, CA	90038
(Address of principal executive offices)	(Zip Code)

(818) 688-6373

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of President and Chief Operating Officer

On May 11, 2023, Zach Katz resigned from his position as President and Chief Operating Officer of FaZe Holdings Inc. (“Company”), effective May 31, 2023. Mr. Katz’s resignation did not arise from any disagreement on any matter relating to the operations, policies, or practices of the Company. In connection with Mr. Katz’s resignation, the Company and Mr. Katz intend to enter into a separation agreement prior to his departure from the Company.

(c) Appointment of President and Chief Operating Officer

On May 11, 2023, the Company promoted Erik Anderson, age 37, to the role of President of FaZe Clan, Inc. (“FaZe Clan”), the Company’s principal operating subsidiary, effective May 31, 2023. Erik Anderson joined FaZe Clan in 2016 and previously served as Head of Esports. During his time at FaZe Clan, Mr. Anderson has led all esports strategy resulting in 13 competitive esports titles with over 40 world championships, in addition to being instrumental regarding operations for the brand. Prior to joining FaZe Clan and working in esports, Mr. Anderson worked in the music industry as a part of a global talent management team. Mr. Anderson currently lives in Los Angeles, California, is a graduate of Princeton University, and sits on the executive board for the World Esports Association.

Additionally, on May 11, 2023, the Company appointed Christoph Pachler, the current Chief Financial Officer of the Company, to the role of Chief Operating Officer of the Company, effective May 31, 2023. In addition to this new role, Mr. Pachler will retain his existing role as Chief Financial Officer of the Company with expanded operational responsibilities. Biographical and other information about Mr. Pachler required by Item 5.02(c) of Form 8-K is included in the Company’s proxy statement on Schedule 14A for its 2023 annual stockholders’ meeting filed with the Securities and Exchange Commission on May 1, 2023.

The appointments to the roles of President and Chief Operating Officer, respectively, of Mr. Anderson and Mr. Pachler were not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between either Mr. Anderson or Mr. Pachler and any director or executive officer of the Company, and there are no transactions between either Mr. Anderson or Mr. Pachler and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Any compensation arrangements, or material changes to existing arrangements, entered into with Mr. Anderson and Mr. Pachler in connection with their appointments will be filed in an amendment to this Current Report on Form 8-K within four business days of any such arrangements being finalized.

Item 7.01 Regulation FD Disclosure.

On May 17, 2023, the Company issued a press release announcing executive leadership changes, which press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release of FaZe Holdings, Inc. issued May 17, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAZE HOLDINGS INC.

Date: May 17, 2023	By:	/s/ Lee Trink
		Name:	Lee Trink
		Title:	Chief Executive Officer

3

Exhibit 99.1

FAZE HOLDINGS ANNOUNCES LEADERSHIP APPOINTMENTS

CHRISTOPH PACHLER NAMED CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER, FAZE HOLDINGS; ERIK ANDERSON NAMED PRESIDENT, FAZE CLAN

L: Christoph Pachler, CFO & COO of FaZe Holdings, Inc

R: Erik Anderson, President of FaZe Clan

Download hi-res images here

Los Angeles, CA (May 17, 2023) – Today, FaZe Holdings. Inc., parent company of FaZe Clan, the lifestyle and media platform rooted in gaming and youth culture, announces the appointment of Christoph Pachler, currently Chief Financial Officer, to the additional role of Chief Operating Officer of FaZe Holdings and Erik Anderson to President of FaZe Clan, Inc. Pachler and Anderson will both report to CEO, Lee Trink.

Since joining FaZe Holdings in September 2022 as CFO, Pachler has played a crucial role in improving the company’s cost structure and deployed greater financial discipline across all of FaZe’s initiatives. In his additional role of Chief Operating Officer (COO), he will lead efforts to drive efficiencies across the organization.

“These appointments demonstrate our focus on driving the FaZe business and brand forward while assuring a cost-effective approach to operating the business as we pursue our path to profitability,” said Lee Trink, CEO of FaZe Holdings, Inc. “By expanding Christoph’s role to CFO and COO, we are streamlining management focus on cost discipline so that FaZe is better positioned to scale and grow.”

Erik Anderson joined FaZe Clan in 2016 and previously served as head of esports. During his tenure, he’s grown the esports division, which currently competes across 13 titles with a collective total of 40 championships. Anderson will now take a greater leadership role in the gaming organization, while continuing to lead the esports division.

Trink continues, “Erik has deep roots at FaZe Clan and has been a critical leader throughout the past several years with a proven track record of successfully growing and developing talent. I’m thrilled for him to further leverage his knowledge and understanding of the FaZe Clan brand to additional verticals across the organization.”

FaZe Holdings also announced that Zach Katz has resigned from his position as President and COO to explore other business opportunities. His resignation is effective May 31, 2023.

ABOUT FAZE HOLDINGS INC.

FaZe Holdings Inc. (Nasdaq: FAZE) (“FaZe Clan”), is a digital-native lifestyle and media platform rooted in gaming and internet culture, reimagining traditional entertainment for the next generation. Founded in 2010 by a group of kids on the internet, FaZe Clan was created for and by gamers and today operates across multiple verticals with transformative content, tier-one brand partnerships, a collective of notable talent, and fashion and consumer products. Reaching over 500 million followers across social platforms globally, FaZe Clan delivers a wide variety of entertainment spanning video blogs, lifestyle and branded content, gaming highlights and live streams of highly competitive gaming tournaments. FaZe Clan’s roster of more than 100 influential personalities consists of engaging content creators, esports professionals, world-class gamers and a mix of talent who go beyond the world of gaming, including NFL star Kyler “FaZe K1” Murray, LeBron “FaZe Bronny” James Jr., Lil Yachty aka “FaZe Boat”, Offset aka “FaZe Offset” and Snoop Dogg aka “FaZe Snoop.” Its gaming division includes 15 competitive esports teams who have won 40 world championships. The content of any website referenced or hyperlinked in this communication is neither incorporated into, nor part of, this communication. For more information, visit www.fazeclan.com, investor.fazeclan.com and follow FaZe Clan on Twitter, Instagram, YouTube, TikTok, and Twitch.

FORWARD LOOKING STATEMENTS:

The information in this communication includes “forward-looking statements” pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in this communication, regarding the company’s strategy, future operations and financial performance, market opportunity prospects, plans and objectives of management are forward-looking statements. These forward-looking statements generally are identified by the words “budget,” “could,” “forecast,” “future,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seem,” “seek,” “strive,” “would,” “should,” “may,” “believe,” “intend,” “expects,” “will,” “projected,” “continue,” “increase,” and/or similar expressions that concern strategy, plans or intentions, but the absence of these words does not mean that a statement is not forward-looking. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on the management’s belief or interpretation of information currently available.

These forward-looking statements are based on various assumptions, whether or not identified herein, and on the current expectations of management and are not predictions of actual performance. Because forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions, whether or not identified in this communication, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Many factors could cause actual results and condition (financial or otherwise) to differ materially from those indicated in the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the company. Forward-looking statements speak only as of the date they are made. While FaZe Clan may elect to update these forward-looking statements at some point in the future, FaZe Clan specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing FaZe Clan’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Press Contacts:

FaZe Clan: alana.battaglia@fazeclan.com